Exhibit 99.1

NEWS RELEASE
DRESS BARN, INC. REPORTS FIRST QUARTER FISCAL 2010
SALES AND EARNINGS RESULTS

-- COMPARABLE STORE SALES INCREASE 4% --
-- GAAP EPS $0.33, NON-GAAP EPS $0.38 --
-- INCREASES FULL YEAR EARNINGS GUIDANCE –
-- MERGER WITH TWEEN BRANDS EXPECTED TO CLOSE NOVEMBER 25, 2009 --

SUFFERN, NY – November 19, 2009 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for its fiscal first quarter ended October 24, 2009.

Net sales for the fiscal first quarter ended October 24, 2009 increased 7% to $404.1 million from $376.4 million for the fiscal first quarter ended October 25, 2008. Comparable store sales for the quarter increased 4%.

By division, net sales for dressbarn stores increased 6% to $248.0 million compared to $232.8 million for the first quarter of fiscal 2009, driven primarily by a comparable store sales increase of 5% for the quarter. Net sales for maurices stores increased 9% to $156.1 million compared to $143.6 million for the first quarter of fiscal 2009. The increase was driven by a comparable store sales increase of 4% and 13 new stores opened for the quarter.

Net earnings for the fiscal first quarter were $21.7 million, or $0.33 per diluted share compared to recast GAAP net earnings of $19.7 million, or $0.30 per diluted share for the first quarter of fiscal 2009. Interest expense in the fiscal first quarter of 2010 included non-cash, imputed interest of $1.4 million, resulting in a decrease of $0.01 in diluted earnings per share, recorded in accordance with our adoption of Accounting Standards Codification (ASC) 470-20 as discussed below. The results for the fiscal first quarter of 2009 have been recast to include imputed interest of $1.3 million, resulting in a decrease of $0.02 in diluted earnings per share.

Net earnings on a non-GAAP basis increased 34% to $25.0 million, or $0.38 per diluted share compared to net earnings for the first quarter of 2009 of $18.7 million, or $0.29 per diluted share. During this quarter, the Company incurred items that management believes are not indicative of ongoing operations in the amount of $4.5 million of pretax selling, general and administrative (SG&A) charges versus a pretax SG&A benefit of $1.6 million last year. The Company believes it is valuable for users of the Company’s financial statements to be made aware of the non-GAAP financial information, as such measures are used by management to evaluate the operating performance of the Company’s businesses on a comparable basis. Accordingly, a GAAP to non-GAAP reconciliation of these items is provided later in this release.

SG&A for the fiscal first quarter were $113.8 million, or 28.2% of sales compared to $102.7 million, or 27.3% of sales in the prior year first quarter. SG&A on a non-GAAP basis was $109.3 million, or 27.0% of sales compared to $104.3 million, or 27.7% of sales in the prior year first quarter. The decrease of 70 basis points as a percent of sales was primarily due to leverage from the increased comparable store sales and ongoing cost saving measures.

Operating income for the fiscal first quarter was $37.8 million, or 9.4% of sales compared to $32.3 million, or 8.6% of sales in the prior year first quarter. On a non-GAAP basis operating income increased 38% to $42.3 million, or 10.5% of sales compared to $30.7 million, or 8.2% of sales in the prior year first quarter. This increase is primarily due to increased sales, lower markdowns, SG&A leverage and the ongoing cost saving measures.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “We are pleased to be making significant progress in our businesses, as reflected by our financial results. While the market conditions remain very challenging, our business is well positioned for the current environment.  Our concepts provide strong fashion-driven assortments at value prices for a range of consumers.  Improvements in our merchandise mix and tight inventory controls have helped drive the growth of our dressbarn and maurices sales and profitability. In addition, we are looking forward to completing our transaction with Tween Brands which we believe will provide a new source of long-term growth and value creation for our shareholders.”

Merger Update

On June 24, 2009, the Company entered into a definitive agreement with Tween Brands, Inc. pursuant to which a subsidiary of the Company agreed to merge with Tween Brands, Inc. in a stock-for-stock transaction. The transaction continues to progress with an anticipated completion date of November 25, 2009. The S-4 filed with the Securities and Exchange Commission which contains Tween Brands, Inc. proxy statement was declared effective on October 26, 2009. Subsequently, Tween Brands, Inc. distributed a definitive proxy statement to its stockholders in connection with a special meeting scheduled for November 25, 2009 to approve the merger agreement.

Impact of Adoption of ASC 470-20

During the quarter, the Company adopted ASC 470-20 (formerly FASB Staff Position APB No.14-1), Debt with Conversion and Other Options. The adoption impacts the accounting treatment of our 2.50% Convertible Senior Notes due 2024. As required, prior period results are recast to conform with the new pronouncement. As noted above, this increased non-cash, imputed interest expense by $1.4 million and $1.3 million for the fiscal first quarter of 2010 and 2009, respectively. We estimate that the adoption will increase imputed interest expense by approximately $5.8 million and $5.2 million for our Fiscal 2010 and 2009 results of operations, respectively. This will result in a reduction to net income of approximately $3.5 million ($0.05 per diluted share) and $3.1 million ($0.05 per diluted share) in fiscal 2010 and 2009, respectively. However, the new pronouncement will not have an impact on our cash flows.

Reconciliation of GAAP to Non-GAAP Earnings and Diluted EPS

Earnings and diluted earnings per share are shown below from a GAAP to non-GAAP basis. The following items are excluded from GAAP: 1) merger related costs, 2) partial impairment of our Studio Y trade name and 3) charges (benefits) related to our deferred compensation plan that result from stock market appreciation that impacts the liability for this plan, and are shown below as non-GAAP measures. Because management believes these expenses may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior year fiscal first quarter.

First Quarter Fiscal 2010:

(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$36.5	$14.8	$21.7	$0.33
Adjustments to SG&A expenses:
Merger related costs	1.6	0.1	1.5	0.02
Impairment of trade name	2.0	0.8	1.2	0.02
Charges related to deferred
compensation plan	0.9	0.3	0.6	0.01
Non-GAAP basis	$41.0	$16.0	$25.0	$0.38

First Quarter Fiscal 2009:

(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$32.3	$12.6	$19.7	$0.30
Adjustments to SG&A expenses:
Benefit related to deferred
compensation plan	(1.6)	(0.6))	(1.0)	(0.01)
Non-GAAP basis	$30.7	$12.0	$18.7	$0.29

Increases Fiscal July 2010 Earnings Guidance

Given the Company’s better than expected first quarter results, the Company increased its guidance for earnings per diluted share for the fiscal year ending July, 2010 to a range of $1.20 to $1.30. This guidance  includes an impact of approximately $0.05 to earnings per diluted share as a result of a 53rd week of operations in fiscal 2010, offset by the same amount of impact related to the adoption of ASC 470-20. This guidance is based solely on dressbarn and maurices estimated results. The Company expects to update this guidance after the completion of the Tween Brands merger. This estimate is also based upon various assumptions for the year including a low single digit increase in comparable store sales.

Conference Call Information

The Company will conduct a conference call today, November 19, 2009 at 4:30 PM Eastern Time to review its first quarter results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 614-3518 prior to the start time, the passcode is 40606328. The call will also be simultaneously broadcast at www.dressbarn.com.  A recording of the call will be available shortly after its conclusion and until December 19, 2009 by dialing (617) 801-6888, the passcode is 90693356.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands.  As of October 24, 2009, the Company operated 846 dressbarn stores in 47 states and 734 maurices stores in 44 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations- Unaudited
Amounts in thousands, except per share amounts
	Thirteen Weeks Ended
	October 24,		October 25,
	2009		2008

Net sales	$404,089	100.0%	$376,398	100.0%
Cost of sales, including
occupancy and buying costs	240,292	59.5%	229,198	60.9%
Gross Profit	163,797	40.5%	147,200	39.1%
Selling, general and
administrative expenses	113,771	28.2%	102,688	27.3%
Depreciation and amortization	12,211	3.0%	12,204	3.2%
Operating income	37,815	9.4%	32,308	8.6%

Interest income	715	0.2%	2,002	0.5%
Interest expense	(2,560)	-0.6%	(2,480)	-0.7%
Other income	547	0.1%	453	0.1%
Earnings before provision for income taxes	36,517	9.0%	32,283	8.6%
Provision for income taxes	14,845	3.7%	12,557	3.3%
Net earnings	$21,672	5.4%	$19,726	5.2%

Earnings per share:
Basic	$0.36		$0.33
Diluted	$0.33		$0.30

Weighted average shares outstanding:
Basic	60,577		60,337
Diluted	66,503		64,901

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands
	October 24,	October 25,
ASSETS	2009	2008
Current Assets:
Cash and cash equivalents	$283,571	$144,275
Investment securities	106,199	102,121
Merchandise inventories	181,136	187,104
Current portion of deferred income taxes	-	9,678
Prepaid expenses and other current assets	17,182	20,212
Total Current Assets	588,088	463,390

Property and Equipment	566,848	538,475
Less accumulated depreciation and amortization	288,045	261,572
Property and Equipment, net	278,803	276,903

Deferred Income Taxes	1,571	-
Other Intangible Assets, net	102,750	107,549
Goodwill	130,656	130,656
Investment Securities	27,487	51,954
Other Assets	15,689	16,031
TOTAL ASSETS	$1,145,044	$1,046,483

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$112,970	$111,327
Accrued salaries, wages and related expenses	31,979	28,743
Other accrued expenses	52,320	54,280
Customer credits	13,958	14,237
Income taxes payable	13,602	3,664
Current portion of deferred income taxes	6,916	-
Current portion of long-term debt	104,019	1,294
Total Current Liabilities	335,764	213,545

Long-Term Debt	25,708	124,717
Deferred Rent and Lease Incentives	69,009	64,284
Deferred Compensation and Other Long-Term Liabilities	52,185	42,204
Deferred Income Taxes	-	20,920
Total Liabilities	482,666	465,670
Total Shareholders' Equity	662,378	580,813
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,145,044	$1,046,483